Exhibit 99.2

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  January 28, 2010
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Ford Motor Company ("Ford") hereby incorporates by reference its news release dated January 28, 2010, which is filed as Exhibit 99 hereto.

Ford will conduct two conference calls on January 28, 2010 to review preliminary fourth quarter and full year 2009 financial results and 2010 outlook.  Beginning at 9:00 a.m., Ford's President and Chief Executive Officer Alan Mulally and Executive Vice President and Chief Financial Officer Lewis Booth will host a presentation for the investment community and news media.  Investors may access this presentation by dialing 866-356-4123 (or 1-617-597-5393 from outside the United States).  The passcode for either telephone number is a verbal response of "Ford Earnings."

At 11:00 a.m., Ford Vice President and Controller Bob Shanks, Ford Vice President and Treasurer Neil Schloss, and Ford Motor Credit Company Vice Chairman and Chief Financial Officer K.R. Kent will host a presentation for fixed income analysts and investors.  Investors may access this presentation by dialing 866-730-5766 (or 1-857-350-1590 from outside the United States).  The passcode for either telephone number is a verbal response of "Ford Fixed Income."

A listen-only webcast and supporting presentation materials for these calls is available on the Internet at www.shareholder.ford.com.  Investors may also access replays of the presentations after 2:00 p.m. the day of the event through Thursday, February 4, 2010 by dialing 888-286-8010 (or 1-617-801-6888 from outside the United States).  The passcode for replays of the earnings call is 29481628; the passcode for replays of the fixed income call is 55865600.  All times referenced above are in Eastern Time.

Please note that Exhibit 99 to this Form 8-K at times discusses revenue and profits excluding special items for our Automotive and/or Financial Services sectors and the primary operating segments and business units therein.  The most directly comparable financial measures calculated and presented in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP") are revenue and profits including special items.  We believe that revenue and profits excluding special items are useful measures to provide investors, because they exclude items related to our efforts to match production capacity and cost structure to market demand and changing model mix, and items that we do not necessarily consider to be indicative of earnings from ongoing operating activities.  As a result, revenue and profits excluding special items provide investors with relevant measures of the results generated by our operations.

In addition, Exhibit 99 discusses our key cash metrics, Automotive operating-related cash flow (which we believe best represents the ability of our Automotive operations to generate cash), and Automotive gross cash (including cash and cash equivalents, net marketable securities, and loaned securities).  We believe that Automotive operating-related cash flow is useful to investors because it includes elements that we consider to be related to our operating activities (e.g., capital spending), and excludes cash flow elements that we do not consider to be related to the ability of our operations to generate cash (e.g., tax refunds).  The most comparable U.S. GAAP measure is Cash flows from operating activities of continuing operations on our statement of cash flows.  The most comparable U.S. GAAP measure for Automotive gross cash is the sum of the individual line items on our balance sheet for each of the elements within that measure (Cash and cash equivalents, Marketable securities, and Loaned securities).

Item 9.01. Financial Statements and Exhibits.

EXHIBITS

Designation	Description	Method of Filing

Exhibit 99	News Release dated	Filed with this Report
January 28, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: January 28, 2010	By:	/s/ Louis J. Ghilardi
Louis J. Ghilardi
Assistant Secretary

EXHIBIT INDEX

Designation	Description

Exhibit 99	News Release dated January 28, 2010

Exhibit 99

Contact:	Media:	Equity Investment	Fixed Income	Shareholder Inquiries:
	Bill Collins	Community:	Investment Community:	1.800.555.5259 or
	1.313.390.4866	Larry Heck	Dave Dickenson	1.313.845.8540
	wcollin1@ford.com	1.313.594.0613	1.313.621.0881	stockinf@ford.com
		fordir@ford.com	fixedinc@ford.com

IMMEDIATE RELEASE

FORD POSTS FULL YEAR PROFIT FOR 2009; FOURTH QUARTER 2009 NET INCOME OF $868 MILLION; PLANS TO BE PROFITABLE IN 2010+

•	Full year net income of $2.7 billion, or 86 cents per share, a $17.5 billion improvement from a year ago. Pre-tax operating profits of $454 million, a $7.3 billion improvement from a year ago++

•	Fourth quarter net income of $868 million, or 25 cents per share, a $6.8 billion improvement from a year ago. Pre-tax operating profits of $1.8 billion, a $5.5 billion improvement from a year ago++

•	Ford North America fourth quarter pre-tax operating profits of $707 million, a $2.6 billion improvement from a year ago++

•	Reduced Automotive structural costs by $500 million compared with the fourth quarter 2008, bringing the total 2009 reduction to $5.1 billion, exceeding the target of about $4 billion

•	Strong products drove full year market share gains in North America, South America and Europe as well as continued improvements in transaction prices and margins

•	Ended the year with $25.5 billion of Automotive gross cash and $34.3 billion in Automotive debt

•
Achieved positive Automotive operating-related cash flow of $3.1 billion for the fourth quarter. Full year Automotive operating-related cash outflow was $300 million, a $19.2 billion improvement over 2008

•	Ford Credit fourth quarter pre-tax operating profits of $696 million, a $1.1 billion improvement from a year ago

•
For full year 2010, Ford plans to be profitable on a pre-tax basis excluding special items, for North America, total Automotive and total company, with positive Automotive operating-related cash flow, based on its assumptions

Financial Results Summary*	Fourth Quarter			Full Year
	2008	2009	O/(U) 2008	2008	2009	O/(U) 2008
Wholesales (000) +	1,139	1,440	301	5,407	4,817	(590)
Revenue (Bils.) +	$29.0	$35.4	$6.4	$138.1	$118.3	$(19.8)

Operating Results +
Automotive sector (Mils.)	$(3,339)	$1,070	$4,409	$(6,355)	$(1,423)	$4,932
Financial Services sector (Mils.)	(384)	683	1,067	(495)	1,877	2,372
Pre-Tax Results (Mils.)	$(3,723)	$1,753	$5,476	$(6,850)	$454	$7,304

After-Tax Results (Mils.) +++	$(3,333)	$1,565	$4,898	$(7,271)	$8	$7,279
Earnings Per Share +++	$(1.40)	$0.43	$1.83	$(3.20)	$0.00	$3.20

Special Items Pre-Tax (Mils.)	$(1,429)	$(711)	$718	$(7,648)	$2,554	$10,202

Net Income/(Loss) Attributable to Ford
After-Tax Results (Mils.)	$(5,978)	$868	$6,846	$(14,766)	$2,699	$17,465
Earnings Per Share	$(2.51)	$0.25	$2.76	$(6.50)	$0.86	$7.36

Automotive Gross Cash (Bils.) +	$13.4	$25.5	$12.1	$13.4	$25.5	$12.1
*See end notes on page 10.

DEARBORN, Mich., Jan. 28, 2010 – Ford Motor Company [NYSE: F] today reported a full year 2009 pre-tax operating profit, excluding special items, of $454 million, a $7.3 billion improvement over a year ago.

The company said it now expects to be profitable for full year 2010 on a pre-tax basis excluding special items, for North America, total Automotive and total company, with positive Automotive operating-related cash flow.

Ford posted full year net income of $2.7 billion, or 86 cents per share, driven in part by favorable net pricing, structural cost reductions, net gains on debt reduction actions and strong Ford Credit results.  This marks the company’s first full year of positive net income since 2005 and a $17.5 billion improvement over 2008.

“While we still face significant business environment challenges ahead, 2009 was a pivotal year for Ford and the strongest proof yet that our One Ford plan is working and that we are forging a path toward profitable growth by working together as one team, leveraging our global scale,” said Ford President and CEO Alan Mulally.  “In every part of the world, we are providing customers with great products, building a stronger business and contributing to a better world.  Our progress has helped us gain market share in most of our major markets.”

Net income for the fourth quarter was $868 million, or 25 cents per share, a $6.8 billion improvement over a year ago.  Excluding special items, Ford posted pre-tax operating profits totaling $1.8 billion during the fourth quarter, a $5.5 billion improvement from a year ago.  On an after-tax basis, excluding special items, Ford posted an operating profit of $1.6 billion in the fourth quarter, or 43 cents per share, compared with a loss of $3.3 billion, or $1.40 per share, a year ago.

Ford North America operations posted a pre-tax operating profit in the fourth quarter, excluding special items, of $707 million, its second straight profitable quarter.  Ford South America, Ford Europe and Ford Asia Pacific Africa also posted pre-tax operating profits in the fourth quarter.

As a result of Ford’s 2009 U.S. financial performance, the company will pay profit sharing to 43,000 eligible U.S. hourly employees consistent with the 2007 UAW-Ford Collective Bargaining Agreement. The average amount is expected to be approximately $450 per eligible employee.  As previously announced, Ford is not awarding salaried employee performance bonuses globally under the company's bonus plan for 2009 company performance. However, the company did announce that U.S. salaried employees will receive merit increases in 2010, and the company's 401(k) matching program was reinstated on Jan. 1, 2010.

Ford’s fourth quarter revenue was $35.4 billion, up $6.4 billion from a year ago. Revenue for the full year was $118.3 billion, a decline of $19.8 billion versus a year ago.

Ford reduced its Automotive structural costs by $500 million in the fourth quarter. In 2009, Ford achieved $5.1 billion in Automotive structural cost reductions, exceeding its full year target of about $4 billion, largely driven by lower manufacturing and engineering costs, including personnel reduction actions and progress on implementing its common global platforms and product development processes.

Ford finished 2009 with $25.5 billion in Automotive gross cash, compared with $23.8 billion at the end of the third quarter of 2009.  Automotive operating-related cash flow was $3.1 billion positive during the fourth quarter. For the full year, Automotive operating-related cash flow was $300 million negative; an improvement of $19.2 billion from year-ago levels.

Ford continued its balance sheet strengthening actions during the fourth quarter.  The company issued $2.9 billion in a convertible debt offering and also reached an agreement with its revolving lenders to extend the maturities of $7.9 billion of debt commitments to 2013 from 2011.

“We delivered very encouraging results in the fourth quarter and for full year 2009 despite severe economic headwinds, although our transformation remains a work in progress,” said Lewis Booth, Ford executive vice president and chief financial officer.  “We are committed to staying absolutely focused on executing our plan to deliver profitable growth.”

The following discussion of fourth quarter highlights and results is on a pre-tax basis and excludes special items. See the tables following “Safe Harbor/Risk Factors” for the nature and amount of these special items and any necessary reconciliations to GAAP (including reconciliation of Automotive gross cash and Automotive operating-related cash flow to GAAP). Cost changes are measured at constant exchange and exclude special items and discontinued operations; in addition, costs that vary directly with volume, such as material, freight, and warranty costs, are measured at constant volume and mix.

FOURTH QUARTER HIGHLIGHTS

•	Announced a $2.3 billion investment in Brazil over five years to modernize plants and expand production for Ford’s operations in South America
•
Announced a $450 million investment to produce a new hybrid and plug-in hybrid at Michigan Assembly Plant beginning in 2012 and develop and assemble hybrid battery packs in Michigan.  The investment will create 1,000 new jobs for the plant

•
Completed the transfer of UAW retiree health care assets and liabilities to the UAW Retiree Medical Benefits Trust, including a $500 million prepayment, removing a substantial health care liability from the balance sheet

•	Revolving lenders agreed to extend the maturity of $7.9 billion worth of debt commitments to 2013 from 2011
•	Issued $2.9 billion of convertible notes to strengthen the balance sheet

•	Announced that Ford and Geely expect to reach a definitive sale agreement for Volvo Cars in the first quarter of 2010, with closing of the sale likely in the second quarter of 2010
•	Introduced the new Fiesta small car for the U.S. market with production starting in the first quarter of 2010
•	Approximately 600,000 customers in Europe and Asia have purchased the new Fiesta since its European debut in late 2008
•	The 2010 Ford Fusion Hybrid and Ford Transit Connect were named North American Car and Truck of the Year, respectively. The Ford Fusion was named Motor Trend’s 2010 Car of the Year
•	Launched the next generation Ford Focus ECOnetic in Europe with even lower CO2 emissions
•	Unveiled refreshed versions of S-MAX and Galaxy for the European market, going on sale in the spring
•	Launched the new Ford Focus 1.6L Flex in Brazil, a hatchback with the new Sigma Flex Fuel engine
•	The Ford Ikon sedan led its segment in a J.D. Power study of initial quality for the Indian market
•
Strong products drove full year market share gains in North America, South America and Europe, while maintaining share in the rapidly growing Asia Pacific Africa region. Ford continued making improvements in transaction prices and margins

•
In the U.S., Ford, Lincoln and Mercury fourth quarter sales were up 13 percent versus a year ago, leading to the first full year market share gain since 1995. Fusion sales rose 22 percent, setting a new annual record and the F-Series was the No. 1 selling truck for the 33rd straight year

•	In South America, Ford Brazil achieved its best ever full year sales in 2009 by selling 325,000 units, a 15 percent sales increase over year ago levels
•
Ford Europe’s fourth quarter sales increased 19 percent. Led by the Fiesta, Focus and Ka, Ford strengthened its position as Europe's No.2 brand. Ford Europe market share of 9.1 percent increased a half point for the year, setting an 11-year high

•
Ford Asia Pacific Africa's fourth quarter sales rose 53 percent. Full year sales were up 15 percent in the region and marked an annual record. Ford sales in China led the full year increase, up 45 percent from year-ago levels

AUTOMOTIVE SECTOR

Automotive Sector*	Fourth Quarter			Full Year
	2008	2009	O/(U) 2008	2008	2009	O/(U) 2008
Wholesales (000)	1,139	1,440	301	5,407	4,817	(590)
Revenue (Bils.)	$25.3	$32.6	$7.3	$122.2	$105.9	$(16.3)
Pre-Tax Results (Mils.)	$(3,339)	$1,070	$4,409	$(6,355)	$(1,423)	$4,932
*excludes special items

For the fourth quarter, Ford’s Automotive sector reported a pre-tax operating profit of $1.1 billion, compared with a loss of $3.3 billion a year ago.  The improvement reflects primarily favorable net pricing, higher volume and mix, lower material costs, and structural cost reductions, offset partially by unfavorable exchange.

Worldwide Automotive fourth quarter revenue was $32.6 billion, up $7.3 billion from a year ago.  The increase is more than explained by higher volumes and favorable net pricing. Total vehicle wholesales in the fourth quarter were 1,440,000 units, compared with 1,139,000 units a year ago.

As mentioned earlier, Ford reduced its Automotive structural costs by $500 million in the fourth quarter.  In 2009, Ford achieved $5.1 billion in Automotive structural cost reductions, exceeding its full year target of about $4 billion, reflecting primarily lower manufacturing and engineering costs, a reduction in pension and retiree health care expenses, and lower advertising and sales costs as Ford completed major restructuring actions.

On Dec. 31, 2009, Ford concluded its agreement to establish a new VEBA trust that assumed the obligation to provide retiree health care benefits to eligible active and retired UAW Ford hourly employees and their eligible dependents. As part of this agreement, Ford transferred assets into the trust, including two notes which, following payments made on the notes on Dec. 31, 2009, totaling $2.5 billion (including a $500 million prepayment), had a fair value of $7 billion.

Net pricing in the fourth quarter was $1.7 billion favorable compared with a year ago, which was explained by improvements across all of Ford's Automotive operations, including the continued disciplined approach on incentives and selective top-line pricing in the U.S.

North America: For the fourth quarter, Ford North America reported a pre-tax operating profit of $707 million, compared with a loss of $1.9 billion a year ago.  The improvement was explained primarily by higher volume and mix, favorable net pricing and lower material costs, offset partially by unfavorable exchange. Fourth quarter revenue was $15.8 billion, up from $11.3 billion a year ago.

South America: For the fourth quarter, Ford South America reported a pre-tax operating profit of $369 million, compared with a profit of $105 million a year ago.  The increase is more than explained by favorable net pricing and higher volume and mix, offset partially by unfavorable exchange. Fourth quarter revenue was $2.6 billion, up from $1.7 billion a year ago.

Europe: For the fourth quarter, Ford Europe reported a pre-tax operating profit of $305 million, compared with a loss of $338 million a year ago.  The improvement was explained primarily by lower material costs, higher volumes, favorable net pricing, and structural cost reductions, offset partially by unfavorable product mix. Fourth quarter revenue was $8.7 billion, up from $7.6 billion a year ago.

Asia Pacific Africa: For the fourth quarter, Ford Asia Pacific Africa reported a pre-tax operating profit of $19 million, compared with a loss of $208 million a year ago.

The improvement reflects primarily favorable net pricing, China joint venture profits and structural cost reductions. Fourth quarter revenue was $1.6 billion, up from $1.4 billion a year ago.

Volvo: For the fourth quarter, Volvo reported a pre-tax operating loss of $32 million, compared with a loss of $736 million a year ago.  The improvement is explained primarily by structural cost reductions, higher volume and mix, favorable net pricing, and lower material costs, offset partially by unfavorable exchange. Fourth quarter revenue was $3.9 billion, up from $3.3 billion a year ago.  Based on Ford’s plan to sell Volvo, beginning in the first quarter of 2010 all of Volvo's financial results will be reported as special items and excluded from Ford’s operating results.

Other Automotive: Other Automotive, which consists primarily of interest and financing-related costs, was a fourth quarter pre-tax loss of $298 million.

FINANCIAL SERVICES SECTOR
Financial Services Sector*	Fourth Quarter			Full Year
(in millions)	2008	2009	O/(U) 2008	2008	2009	O/(U) 2008
Ford Credit Pre-Tax Results	$(372)	$696	$1,068	$(473)	$1,983	$2,456
Other Financial Services Pre-Tax Results	(12)	(13)	(1)	(22)	(106)	(84)
Financial Services Pre-Tax Results	$(384)	$683	$1,067	$(495)	$1,877	$2,372
*excludes special items

For the fourth quarter, the Financial Services sector reported a pre-tax operating profit of $683 million, compared with a loss of $384 million a year ago.

Ford Motor Credit Company: For the fourth quarter, Ford Credit reported a pre-tax operating profit of $696 million, compared with a loss of $372 million a year ago.  The increase reflected primarily lower residual losses due to higher auction values and lower provisions for credit losses, offset partially by lower volumes.

2010 OUTLOOK

Despite the severe global downturn, Ford said it continues to make progress on all four pillars of its plan:

•	Aggressively restructure to operate profitably at the current demand and changing model mix
•	Accelerate the development of new products that customers want and value
•	Finance the plan and improve the balance sheet
•	Work together effectively as one team, leveraging Ford’s global assets

Ford says that it plans to be profitable for full year 2010 on a pre-tax basis excluding special items, for North America, total Automotive and total company, with positive Automotive operating-related cash flow, based on its assumptions.

Although positive, full year Automotive operating-related cash flow is expected to be less than the run rate implied by the strong second half 2009 cash flow.  Recent performance was heavily influenced by seasonal factors, including normal year-end inventory reductions, and significant non-recurring factors such as tax refunds and higher production to rebuild depleted dealer stocks.

Capital spending is expected to be in the range of $4.5 billion to $5 billion, as Ford continues to focus on its product plan.  This planning assumption excludes Volvo and joint ventures that will be deconsolidated with the adoption of the new accounting standard effective Jan. 1, 2010 related to the consolidation of variable interest entities.  On a comparable basis, 2010 capital spending is up about $1 billion from 2009.

The company has completed major cost reduction actions over the past four years to substantially restructure its business, including personnel levels, facilities and related costs, and the settlement of the UAW retiree health care VEBA agreement. Ford expects Automotive structural costs to be somewhat higher compared with 2009 as it increases production to meet demand.

Ford expects U.S. full year industry sales will be in the range of 11.5 to 12.5 million units, including medium and heavy trucks.  For the 19 markets Ford tracks in Europe, the company expects full year industry sales will be in the range of 13.5 to 14.5 million units, including medium and heavy trucks.

The company said it expects its full year U.S. total market share and its share of the U.S. retail market to be equal or improved compared with 2009.  Europe market share is expected to be about equal to 2009.

Ford Credit expects to be profitable in 2010, but lower than 2009 based on lower average receivables and the non-recurrence of certain favorable 2009 factors.

Ford’s full year 2011 guidance remains unchanged. Based on its planning assumptions, the company remains on track to be solidly profitable on a pre-tax basis excluding special items, with positive Automotive operating-related cash flow.

“We are more convinced than ever that Ford has the right plan to lead us through the near-term economic and external operating pressures and continue to deliver profitable growth,” Mulally said.  “The entire extended Ford team is absolutely committed to building on our progress and working together as a lean global enterprise focused on automotive leadership and delivering products with the best quality, fuel efficiency, safety, smart design and value around the world.”

Following are the results of Ford’s 2009 planning assumptions and operating metrics, as well as the company's outlook for 2010:

Planning Assumptions*	2009 Full Year Plan	2009 Full Year Results	2010 Full Year Plan**
Industry Volume (SAAR)***:
– U.S. (million units)	10.5 – 12.5	10.6	11.5 – 12.5
– Europe (million units)****	12.5 – 13.5	15.8	13.5 – 14.5

Operational Metrics
Compared with Prior Year:
-- Quality:
-- U.S.	Improve	Improved	Improve
-- International	Improve	Mixed	Improve

-- Automotive Structural Costs*****	Improve by about $4 Billion	Improved by $5.1 Billion	Somewhat Higher

-- U.S. Total Market Share (Ford and LM)	Stabilize	15.3%; Improved by 1.1 pts.	Equal/Improve
-- U.S. Share of Retail Market	Stabilize	13.1%; Improved by 1 pt.	Equal/Improve
-- Europe Market Share ****	Equal / Improve	9.1%; Improved by 0.5 points	Equal

-- Auto. Operating-Related Cash Flow******	Negative but Significant Improvement	$(300) Million; Improved by $19.2 Billion	Positive

Absolute Amount:
-- Capital Spending	$5 Billion to $5.5 Billion	$4.5 Billion	$4.5 Billion to $5 Billion
FOR 2010, FORD PLANS TO BE PROFITABLE WITH POSITIVE AUTOMOTIVE OPERATING-RELATED CASH FLOW
* Profits on a pre-tax basis, excluding special items
** Excludes Volvo and reflects new accounting standard effective January 1, 2010 related to the consolidation of variable interest entities
*** Includes medium and heavy trucks
**** European 19 markets Ford tracks
***** Structural cost changes are measured at constant exchange, and exclude special items and discontinued operations
****** See tables at end for reconciliation to GAAP

Ford’s production volumes are shown below:

Production Volumes	Actual		Actual		Forecast
	2009 Fourth Quarter		2009 Full Year		2010 First Quarter
	Units (000)	O/(U) 2008 (000)	Units (000)	O/(U) 2008 (000)	Units (000)	O/(U) 2009 (000)

Ford North America	574	145	1,864	(360)	570	221

Ford South America	124	38	448	3	111	12

Ford Europe	457	91	1,583	(284)	440	97

Ford Asia Pacific Africa	141	57	490	41	147	49

Volvo	94	26	310	(54)	93	28

CONFERENCE CALL DETAILS

Ford Motor Company will release its preliminary 2009 fourth quarter and full year financial results at 7 a.m. EST today. The following briefings will be held after the announcement:

At 9 a.m. EST, Alan Mulally, Ford president and CEO, and Lewis Booth, Ford executive vice president and chief financial officer, will host a conference call for the investment community and news media.

At 11 a.m. EST, Bob Shanks, Ford vice president and controller, Neil Schloss, Ford vice president and treasurer, and K.R. Kent, vice chairman and chief financial officer, Ford Motor Credit Company, will host a conference call for fixed income analysts and investors.

The presentations (listen-only) and supporting materials will be available on the Internet at www.shareholder.ford.com. Representatives of the investment community and news media will have the opportunity to ask questions by phone following the presentations.

Access Information – Thursday, Jan. 28

Earnings Call: 9 a.m. EST

Toll Free: 866-356-4123

International: 617-597-5393

Earnings Passcode: “Ford Earnings”

Fixed Income: 11 a.m. EST

Toll Free:  866-730-5766

International:  857-350-1590

Fixed Income Passcode: “Ford Fixed Income”

Replays – Available after 2 p.m. the day of the event through Thursday, Feb. 4

www.shareholder.ford.com

Toll Free: 888-286-8010

International: 617-801-6888

Passcodes:

Earnings: 29481628

Fixed Income: 55865600

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 198,000 employees and about 90 plants worldwide, the company's automotive brands include Ford, Lincoln, Mercury and Volvo. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford's products, please visit www.ford.com.

# # #

+
The financial results discussed herein are presented on a preliminary basis; final data will be included in Ford's Annual Report on Form 10-K for the year ended December 31, 2009.  “Net income” and “Net loss” herein refer to “Net income/(loss) attributable to Ford” on our Statement of Operations, reflecting new presentation required by new accounting standards.  2008 results have been adjusted for the effect of new accounting standards, and for the reclassification of certain Financial Services sector revenue items.  Discussion of overall Automotive cost changes is at constant exchange and excludes special items and discontinued operations.  In addition, costs that vary directly with production volume, such as material, freight, and warranty costs, are measured at constant volume and mix. See tables following the "Safe Harbor/Risk Factors” for the nature and amount of special items, and reconciliation of items designated as “excluding special items” to U.S. generally accepted accounting principles (“GAAP”).  Also see the tables following "Safe Harbor/Risks Factors” reconciliation of Automotive gross cash and operating-related cash flow to GAAP.

++	Excluding special items.
+++
Excluding special items and “Income/(Loss) attributable to non-controlling interests.” See tables following "Safe Harbor/Risk Factors” for the nature and amount of these special items and reconciliation to GAAP.

Safe Harbor/Risk Factors

Statements included herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Further declines in industry sales volume, particularly in the United States or Europe, due to financial crisis, deepening recessions, geo-political events, or other factors;
•	Decline in market share;
•	Continued or increased price competition resulting from industry overcapacity, currency fluctuations, or other factors;
•	A further increase in or acceleration of market shift away from sales of trucks, SUVs, or other more profitable vehicles, particularly in the United States;
•	A return to elevated gasoline prices, as well as the potential for volatile prices or reduced availability;
•	Lower-than-anticipated market acceptance of new or existing products;
•	Fluctuations in foreign currency exchange rates, commodity prices, and interest rates;
•	Adverse effects from the bankruptcy, insolvency, or government-funded restructuring of, change in ownership or control of, or alliances entered into by a major competitor;
•	Restriction on use of tax attributes from tax law "ownership change";
•
Economic distress of suppliers that may require us to provide financial support or take other measures to ensure supplies of components or materials and could increase our costs, affect our liquidity, or cause production disruptions;

•	Single-source supply of components or materials;
•	Labor or other constraints on our ability to restructure our business;
•	Work stoppages at Ford or supplier facilities or other interruptions of supplies;
•	Pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;
•	Worse-than-assumed economic and demographic experience for our postretirement benefit plans (e.g., discount rates or investment returns);
•	Discovery of defects in vehicles resulting in delays in new model launches, recall campaigns or increased warranty costs;
•	Increased safety, emissions, fuel economy, or other regulation resulting in higher costs, cash expenditures, or sales restrictions;
•	Unusual or significant litigation or governmental investigations arising out of alleged defects in our products or otherwise;
•
A change in our requirements for parts or materials subject to long-term supply arrangements that commit us to purchase minimum or fixed quantities of parts or materials, or to pay a minimum amount to the seller ("take-or-pay" contracts);

•	Adverse effects on our results from a decrease in or cessation of government incentives;
•	Adverse effects on our operations resulting from certain geo-political or other events;
•
Substantial levels of Automotive indebtedness adversely affecting our financial condition or preventing us from fulfilling our debt obligations (which may grow because we are able to incur substantially more debt, including secured debt);

•	Failure of financial institutions to fulfill commitments under committed credit facilities;
•	Ford Credit's need for substantial liquidity to finance its business;
•	Inability of Ford Credit to obtain competitive funding;
•
Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts due to credit rating downgrades, market volatility, market disruption, or other factors;

•	A prolonged disruption of the debt and securitization markets;
•	Higher-than-expected credit losses;
•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
•	Collection and servicing problems related to finance receivables and net investment in operating leases;
•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles;
•	New or increased credit, consumer, data protection, or other regulation resulting in greater costs or financing restrictions;
•	Inability to implement our One Ford plan.

We cannot be certain that any expectation, forecast or assumption made by management in preparing forward-looking statements will prove accurate, or that any projection will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional discussion of these risks, see “Item 1A. Risk Factors” in our 2008 Form 10-K Report and subsequent Form 10-Q Reports.

FOURTH QUARTER AND FULL YEAR 2009 NET INCOME/(LOSS) COMPARED WITH 2008

	Fourth Quarter		Full Year
	2008	2009	2008	2009
Revenue (Bils.)
Revenue (Excluding Special Items)	$29.0	$35.4	$138.1	$118.3
Special Items*	-	-	7.0	-
Revenue	$29.0	$35.4	$145.1	$118.3

Income (Mils.) **
Pre-Tax Results from Continuing Operations (Excluding Special Items)	$(3,723)	$1,753	$(6,850)	$454
Special Items*	(1,429)	(711)	(7,648)	2,554
Pre-Tax Income/(Loss) from Continuing Operations	$(5,152)	$1,042	$(14,498)	$3,008
(Provision for)/Benefit from Income Taxes	(874)	(109)	(63)	(69)
Income/(Loss) from Continuing Operations	$(6,026)	$933	$(14,561)	$2,939
Income/(Loss) from Discontinued Operations	-	-	9	5
Net Income/(Loss)	$(6,026)	$933	$(14,552)	$2,944
Less: Income/(Loss) attributable to non-controlling interests	(48)	65	214	245
Net Income/(Loss) attributable to Ford	$(5,978)	$868	$(14,766)	$2,699

*	Special items detailed in table on pages 13-14
**	2008 results adjusted for the effect of a new accounting standard related to convertible debt

FOURTH QUARTER AND FULL YEAR 2009 INCOME/(LOSS) FROM CONTINUING OPERATIONS COMPARED WITH 2008 *

	Fourth Quarter		Full Year
(in millions)	2008	2009	2008	2009

Pre-Tax Results from Continuing Operations (Excluding Special Items)	$(3,723)	$1,753	$(6,850)	$454
(Income)/Loss Attributable to Non-Controlling Interests	48	(65)	(214)	(245)
(Provision for)/Benefit from Income Taxes applied to Pre-Tax Results from Continuing Operations (Excluding Special Items)	342	(123)	(207)	(201)
After-Tax Result (Excluding Special Items)	$(3,333)	$1,565	$(7,271)	$8

Pre-Tax Special Items*	(1,429)	(711)	(7,648)	2,554
(Provision for)/Benefit from Income Taxes on Special Items	(1,216)	14	144	132
Income/(Loss) from Continuing Operations Attributable to Ford	$(5,978)	$868	$(14,775)	$2,694

(Provision for)/Benefit from Income Taxes applied to Pre-Tax Results from Continuing Operations (Excluding Special Items)	$342	$(123)	$(207)	$(201)
(Provision for)/Benefit from Income Taxes on Special Items	(1,216)	14	144	132
(Provision for)/Benefit from Income Taxes	$(874)	$(109)	$(63)	$(69)

*	2008 results adjusted for the effect of a new accounting standard related to convertible debt
**	Special items detailed in table on pages 13-14

FOURTH QUARTER SPECIAL ITEMS (in millions)	Income/(Loss)
Personnel and Dealer-Related Items – Automotive Sector:	2008	2009
Ford North America
Retiree health care and related charges	$(97)	$(360)
Personnel-reduction actions/Other	(229)	(66)
U.S. dealer actions (primarily dealership impairments)	(34)	(34)
Job Security Benefits	82	(296)
Total Ford North America	(278)	(756)
Ford South America
Personnel-reduction actions/Other	—	(1)
Ford Europe
Personnel-reduction actions/Other	(28)	(56)
Ford Asia Pacific Africa
Personnel-reduction actions/Other	(97)	(8)
Volvo
Personnel-reduction actions/Other	(156)	(42)
U.S. dealer actions	(11)	—
Total Volvo	(167)	(42)
Other Automotive
Return on assets held in TAA	(259)	14
Total Personnel and Dealer-Related Items – Automotive sector	(829)	(849)
Other Items – Automotive Sector
Ford North America
Accelerated depreciation related to AAI acquisition of leased facility	(224)
Supplier settlement	(202)	—
Total Ford North America	(426)	—
Ford Europe
Gain on sale of plant	—	4
Ford Volvo
Held-for-sale cessation of depreciation and related charges/Other	—	134
Other Automotive
Initial mark-to-market adjustment on Mazda marketable securities	(80)	—
Gain on debt securities exchanged for equity	33	—
Total Other Automotive	(47)	—
Mazda
Loss on sale of Mazda shares	(121)	—
Jaguar Land Rover and Aston Martin
Sale-related/Other *	(6)	—
Total Other Items – Automotive sector	(600)	138
Total	$(1,429)	$(711)

Memo:
Special Items Impact on Earnings Per Share*	$(1.11)	$(0.18)

*
Earnings per share from operations is calculated on a basis that includes pre-tax profit, and provision for taxes, and excludes income/(loss) attributable to non-controlling interests and the effect of discontinued operations; additional information regarding the method of calculating earnings per share is available in the materials supporting the January 28, 2010 conference calls at www.shareholder.ford.com.

FULL YEAR SPECIAL ITEMS (in millions)	Income/(Loss)
Personnel and Dealer-Related Items – Automotive Sector:	2008	2009
Ford North America
Retiree health care and related charges	$2,583	$(768)
Personnel-reduction actions/Other	(875)	(358)
U.S. dealer actions (primarily dealership impairments)	(219)	(139)
Job Security Benefits	346	40
Total Ford North America	1,835	(1,225)
Ford South America
Personnel-reduction actions	—	(20)
Ford Europe
Personnel-reduction actions/Other	(82)	(216)
Ford Asia Pacific Africa
Personnel-reduction actions/Other	(137)	(22)
Ford Volvo
Personnel-reduction actions/Other	(194)	(54)
U.S. dealer actions	(31)	(1)
Total Volvo	(225)	(55)
Other Automotive
Return on assets held in TAA	(509)	110
Mazda
Impairment of dealer network goodwill	(214)	—
Total Personnel and Dealer-Related Items – Automotive sector	668	(1,428)
Other Items – Automotive Sector
Ford North America
Fixed asset impairment charges	(5,300)	—
Gain/(Loss) on sale of ACH plants	(324)	—
Accelerated depreciation related to AAI acquisition of leased facility	(306)	—
Supplier settlement	(200)	—
Ballard restructuring/Other	(70)	—
Total Ford North America	(6,200)	—
Ford Europe
Investment impairment and related charges	—	(96)
Ford Volvo
Held-for-sale impairment	—	(650)
Held-for-sale cessation of depreciation and related charges/Other	(2)	424
Total Volvo	(2)	(226)
Other Automotive
Liquidation of foreign subsidiary – foreign currency translation impact	—	(281)
Initial mark-to-market adjustment on Mazda marketable securities	(80)	—
Gain on debt securities exchanged for equity	141	—
Net gains on debt reduction actions	—	4,663
Total Other Automotive	61	4,382
Mazda
Loss on sale of Mazda shares	(121)	—
Jaguar Land Rover and Aston Martin
Sale-related/Other *	32	3
Total Other Items – Automotive sector	(6,230)	4,063
Financial Services sector
DFO Partnership impairment/gain on sale	—	(132)
Ford Credit net operating lease impairment charge	(2,086)	—
Gain on purchase of Ford Holdings debt securities	—	51
Total Other Items – Financial Services sector	(2,086)	(81)
Total	$(7,648)	$2,554

Memo:
Special Items Impact on Earnings Per Share**	$(3.30)	$0.86

*	Jaguar Land Rover's revenue of $7 billion and wholesales of 125,000 units were treated as special items for 2008.
**
Earnings per share from operations is calculated on a basis that includes pre-tax profit, and provision for taxes, and excludes income/(loss) attributable to non-controlling interests and the effect of discontinued operations; additional information regarding the method of calculating earnings per share is available in the materials supporting the January 28, 2010 conference calls at www.shareholder.ford.com.

U.S GAAP RECONCILIATION OF AUTOMOTIVE GROSS CASH

(in billions)	Dec 31, 2008	Dec 31, 2009	Dec 31, 2009 B/(W) Dec 31, 2008	Memo: Sep 30, 2009

Cash and Cash Equivalents	$6.4	$10.3	$3.9	$10.1
Marketable Securities *	9.3	15.2	5.9	14.6
Total Cash and Marketable Securities	$15.7	$25.5	$9.8	$24.7
Securities-In-Transit **	—	—	—	(0.2)
UAW-Ford TAA/Other ***	(2.3)	—	2.3	(0.7)
Gross Cash	$13.4	$25.5	$12.1	$23.8

*
Included in 2009 and 2008 are Ford Credit debt securities that we purchased, which are reflected in the table at a carrying value of $646 million and $492 million, respectively; the estimated fair value of these securities is $656 million and $437 million, respectively.  Also included are Mazda marketable securities with a fair value of $447 million and $322 million at December 31, 2009 and 2008, respectively.

**	The purchase or sale of marketable securities for which the cash settlement was not made by period-end and for which there was a payable or receivable recorded on the balance sheet at period-end.
***	Amount transferred to UAW-Ford TAA that, due to consolidation, was shown in Cash and marketable securities.

U.S. GAAP RECONCILIATION OF AUTOMOTIVE OPERATING-RELATED CASH FLOWS*

(in billions)	2009
	Fourth Quarter	O/(U) 2008	Full Year	O/(U) 2008

Cash Flows from Operating Activities of Continuing Operations**	$3.4	$8.6	$4.2	$16.6

Items Included in Operating-Related Cash Flows:
Capital Expenditures	(1.1)	0.7	(4.5)	2.0
Net Transactions Between Automotive and Financial Services Sectors ***	0.5	(0.1)	(0.8)	—
Net Cash Flows from Non-Designated Derivatives	—	(0.1)	(0.1)	(1.3)

Items Not Included in Operating-Related Cash Flows:
Cash Impact of Job Security Benefits & Pers. Reduction Program	—	(0.2)	0.7	—
Pension Contributions	0.1	—	0.9	(0.1)
Tax Refunds and Tax Payments from Affiliates	(0.1)	1.2	(0.6)	1.6
Other**	0.3	0.2	(0.1)	0.4
Operating–Related Cash Flows	$3.1	$10.3	$(0.3)	$19.2

*	Except where noted (see below) 2008 data excludes Jaguar Land Rover
**	2008 includes Jaguar Land Rover
***	Primarily payables and receivables between the Automotive and Financial Services sectors in the normal course of business

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